Exhibit 5.1

CLIFFORD CHANCE US LLP

31 West 52nd Street
New York, NY 10019-6131

Tel +1 212 878 8000
Fax +1 212 878 8375

www.cliffordchance.com

March 20, 2020

Safehold Inc.
1114 Avenue of the Americas
New York, New York 10036

Ladies and Gentlemen:

We have acted as counsel to Safehold Inc., a Maryland corporation (the “Company”), in connection with a Registration Statement on Form S-3 (File No. 333-226048) (together with any amendments thereto, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the “Securities Act”). We are furnishing this letter to you in connection with the offer and sale by the Company of 1,495,000 shares (which includes 195,000 shares that were sold pursuant to the underwriters’ option to purchase additional shares) of the Company's common stock, par value $0.01 per share (the “Shares”), pursuant to the Underwriting Agreement, dated March 17, 2020 (the "Underwriting Agreement), among the Company, Safehold Operating Partnership LP, SFTY Manager LLC and BofA Securities, Inc. and Goldman Sachs & Co. LLC, as representatives of the several underwriters named therein.

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Shares have been duly authorized and, following the (i) issuance of the Shares pursuant to the terms of the Underwriting Agreement and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the pricing committee of the board of directors of the Company, the Shares will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the Maryland General Corporation law as currently in effect. We express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability, or effect of the law of any other jurisdictions. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K that shall be incorporated by reference into the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP

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